Exhibit 32

Certifications Required by Section 1350 of Title 18 of the United States Code

Each of the undersigned hereby certifies in his capacity as an officer of Charter One Financial, Inc. (the “Registrant”) that the Quarterly Report of the Registrant on Form 10-Q for the period ended March 31, 2004 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the consolidated financial condition of the Registrant at the end of such period and the results of operations of the Registrant for such period.

Date: May 10, 2004	/s/ Charles John Koch

Charles John Koch
Chairman of the Board, President and Chief
Executive Officer

Date: May 10, 2004	/s/ Richard W. Neu

Richard W. Neu
Executive Vice President and Chief Financial
Officer

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